Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

January 9, 2026
Compass, Inc.
110 Fifth Avenue, 4th Floor
New York, NY 10011

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:

We are acting as special counsel to Compass, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) covering the offering of (i) up to 14,231,069 shares (the “Anywhere Plan Shares”) of Class A common stock, par value $0.00001 per share (the “Common Stock”), of the Company issuable pursuant to awards and stock options granted pursuant to the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan (the “Former Anywhere Plan”), the Anywhere Real Estate Inc. Third Amended and Restated 2018 Long-Term Incentive Plan (the “Anywhere Plan”) and the Realogy Holdings Corp. Non-Plan Inducement Stock Option Agreement (collectively with the Former Anywhere Plan and the Anywhere Plan, the “Anywhere Assumed Plans”) that were assumed by the Company in connection with the consummation of the merger on January 9, 2026 pursuant to the Agreement and Plan of Merger, dated as of September 22, 2025, by and among the Company, Anywhere Real Estate Inc. and Velocity Merger Sub, Inc. and (ii) up to 10,768,931 shares of Common Stock (the “Compass Plan Shares” and, collectively with the Anywhere Plan Shares, the “Plan Shares”) reserved for future issuance under Compass, Inc. 2021 Equity Incentive Plan (collectively with the Anywhere Assumed Plans, the “Plans”).

For purposes of this letter, we have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for this opinion, and we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth herein, we advise you that the Plan Shares are duly authorized and when the Plan Shares have been duly issued pursuant to and in accordance with the terms

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Compass, Inc. January 9, 2026 Page 2

and conditions of the applicable Plans and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Plan Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We have relied without independent investigation upon, among other things, an assurance from the Company that the number of shares which the Company is authorized to issue in its Restated Certificate of Incorporation exceeds the number of shares outstanding and the number of shares which the Company is obligated to issue (or had otherwise reserved for issuance) for any purposes other than issuances of the Plan Shares by at least the number of Plan Shares and we have assumed that such condition will remain true at all future times relevant to this opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Plan Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

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KIRKLAND & ELLIS LLP